Exhibit 99.1
Contact:
Bradford A. Zakes
President and CEO
425-821-5501
bzakes@imarx.com
IMARX THERAPEUTICS REPORTS FIRST QUARTER ENDED 2009 FINANCIAL RESULTS
REDMOND, WA — (May 14, 2009) — ImaRx Therapeutics, Inc. (OTC BB: IMRX.OB), a development-stage biopharmaceutical company focused on the development of new treatments for vascular disorders leveraging its proprietary microsphere and ultrasound technology, today reported financial results for the first quarter ended March 31, 2009.
Corporate Updates:
ImaRx continues to seek strategic alternatives that would enable the continued development of its SonoLysis program and other related assets. The company has taken the necessary steps to preserve its existing cash resources in order to accomplish this objective.
Financial Results
Revenue for the first quarter ended March 31, 2009 decreased to $26,000 from $1.9 million for the first quarter ended March 31, 2008. The decrease in revenues is attributable to an ongoing reduction in channel inventory since divesting the urokinase product to Microbix Biosystems in September 2008.
Net loss for the first quarter of 2009 was $0.3 million compared to a net loss of $2.5 million for the same period last year. This change was primarily a result of the restructuring activities from the second quarter of 2008 that significantly reduced both research and development and general and administrative expenses. Net loss per share attributable to common shareholders for the first quarter of 2009 was $0.03 based on weighted average shares of approximately 10.2 million, compared to net loss per share attributable to common shareholders in the same period last year of $0.25 based on weighted average shares of approximately 10.0 million.
Cost of product sales for the first quarter of 2009 totaled $13,000 compared to $0.8 million for the first quarter of 2008. The decrease is associated with the divestiture of the urokinase product in September 2008. The cost of product sales includes the price paid to acquire the urokinase inventory as well as labeling costs directly incurred in bringing the product to market.

Research and development expenses for the first quarter of 2009 decreased to $39,000 from $1.6 million in the prior year period. This decrease was principally a result of the reduction in salaries and clinical trial costs as a result of the restructuring activities initiated in the second quarter of 2008.
General and administrative expenses for the first quarter of 2009 decreased to $0.3 million from $2.0 million for the same period last year resulting from a decrease in salaries and a reduction in costs associated with maintaining a public company infrastructure as a result of the restructuring activities initiated in the second quarter of 2008.
On March 31, 2009, ImaRx had $0.4 million in cash and cash equivalents compared to $0.8 million in cash and cash equivalents on December 31, 2008. The decrease in the cash balance was primarily related to cash used in performing operating activities. Management believes that there will be sufficient cash resources to fund operations into the third quarter of 2009.
About ImaRx Therapeutics
ImaRx Therapeutics is a development-stage biopharmaceutical company with a research and development program focused on the development of new treatments for vascular disorders leveraging its proprietary microsphere and ultrasound or SonoLysis technology.
Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995
Note: Statements made in this press release which are not historical in nature constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those related to the Company’s search for strategic alternatives to enhance shareholder value and, management belief that there will be sufficient cash resources to fund operations into the third quarter 2009. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. A more complete description of these risks and the event that may cause such events not to occur can be found in the Company’s filings with the Securities and Exchange Commission. All information in this press release is as of May 14, 2009, and the Company undertakes no duty to update this information.

ImaRx Therapeutics, Inc.
(A Development-Stage Company)
Consolidated Statements of Operations
(in thousands except share and per share data)

	Three Months Ended
	March 31
	2008	2009
	(unaudited)
Revenues:
Product sales, net	$1,849	$26
Research and development	95	—

Total operating revenue	1,944	26
Costs and expenses:
Cost of product sales	834	13
Research and development	1,567	39
General and administrative	1,994	336

Total cost and expenses	4,395	388

Operating loss	(2,451)	(362)
Interest and other income, net	94	14
Interest expense	(173)	—
Gain on settlement of accounts payable and other current liabilities	—	79

Net loss per share:
— Basic and diluted	$(0.25)	$(0.03)

Shares used in computing net loss per share:
— Basic and diluted	10,046,683	10,165,733
ImaRx Therapeutics, Inc.
(A Development-Stage Company)
Selected Balance Sheet Data (in thousands)

	December 31,	March 31,
	2008	2009
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$757	$424
Inventory subject to return	12	—
Assets held for sale	108	108
Prepaid expenses and other	144	83

Total current assets	1,021	615
Long-term assets:
Property and equipment, net	51	46

Total assets	$1,072	$661

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$117	$124
Accrued expenses	82	69
Deferred revenue	226	200
Other	154	—

Total current liabilities	579	393
Total stockholders’ equity	493	268

Total liabilities and stockholders’ equity	$1,072	$661

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